As filed with the Securities and Exchange Commission on October 28, 2021

Registration Statement No. 333-260140

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Claros Mortgage Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

c/o Mack Real Estate Credit Strategies, L.P.

60 Columbus Circle, 20th Floor

New York, NY 10023

(212) 484-0050

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

J.D. Siegel, Esq.

c/o Mack Real Estate Credit Strategies, L.P.

60 Columbus Circle, 20th Floor

New York, NY 10023

(212) 484-0050

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

William J. Cernius, Esq. Brent T. Epstein, Esq.	Edward F. Petrosky, Esq. James O’Connor, Esq.
Latham & Watkins LLP	Sidley Austin LLP
650 Town Center Drive, 20th Floor	787 Seventh Avenue
Costa Mesa, CA 92626	New York, NY 10019
Tel (714) 755-8172	Tel (212) 839-5300
Fax (714) 755-8290	Fax (212) 839-5599

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	8,050,000	$19.65	$158,182,500	$14,664

(1)	Includes 1,050,000 shares of common stock that the underwriters have the option to purchase.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Claros Mortgage Trust, Inc. is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form S-11 (Registration No. 333-260140) (the “Registration Statement”) as an exhibit-only filing. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than the underwriting discount, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

SEC registration fee	$14,664
FINRA filing fee	23,227
Stock exchange listing fee	270,000
Legal fees and expenses	3,775,434
Printing and engraving expenses	710,000
Transfer agent’s fees and expenses	27,474
Accounting fees and expenses	1,100,625

Total	$5,921,424

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement on Form S-11, we have issued the following unregistered securities:

(a) Issuance of Common Stock Pursuant to a Private Placement

We completed a private placement offering of shares of our common stock to certain “qualified purchasers” as such term is defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, or the 1940 Act and “accredited investors,” as defined in Rule 501 of Regulation D under the Securities Act, as described below:

•

In the second quarter of 2018, we issued 19,451,583 shares of common stock for an aggregate purchase price of $387,305,000. In connection with these issuances, we paid aggregate placement agent fees of $4,013,600 to unaffiliated third parties.

•

In the third quarter of 2018, we issued 20,533,575 shares of common stock for an aggregate purchase price of $404,010,003.50. In connection with these issuances, we paid aggregate placement agent fees of $2,005,625 to unaffiliated third parties.

•

In the fourth quarter of 2018, we issued 1,595,250 shares of common stock for an aggregate purchase price of $31,905,000. In connection with these issuances, we paid aggregate placement agent fees of $78,000 to an unaffiliated third party.

•	In the first quarter of 2019, we issued 3,100,750 shares of common stock for an aggregate purchase price of $62,015,000.

•

In the second quarter of 2019, we issued 8,652,278 shares of common stock for an aggregate purchase price of $170,942,987.50. In connection with these issuances, we paid aggregate placement agent fees of $1,812,000 to unaffiliated third parties.

•	In the third quarter of 2019, we issued 1,098,350 shares of common stock for an aggregate purchase price of $21,967,000.

•

In the fourth quarter of 2019, we issued 14,460,441 shares of common stock for an aggregate purchase price of $284,169,980. In connection with this issuance, we paid aggregate placement agent fees of $2,496,449.49 to unaffiliated third parties.

•	In the first quarter of 2020, we issued 3,500,000 shares of common stock for an aggregate purchase price of $70,000,000.

In conducting this private placement, we relied upon the exemption from registration provided by Rule 506(b) of Regulation D under the Securities Act.

(b) Grants of Restricted Stock Units

On April 4, 2019, we issued 2,499,997 restricted stock units to certain of our Sponsor’s principals and senior management and other related parties under our 2016 Incentive Award Plan. The restricted stock units were issued pursuant to written compensatory plans or arrangements in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The rights to indemnification and advancement of expenses provided by our charter and bylaws shall vest immediately upon an individual’s election as a director or officer of ours.

The MGCL requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of our subsidiaries.

Furthermore, our officers and directors will be indemnified against specified liabilities by the underwriters, and the underwriters will be indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement

3.1**	Articles of Amendment and Restatement, dated August 25, 2015

3.2**	Articles Supplementary, dated January 25, 2016

3.3**	Articles of Amendment, dated October 27, 2016

3.4**	Articles of Amendment, dated February 6, 2017

3.5**	Articles of Amendment, dated October 9, 2018

3.6**	Articles of Amendment, dated October 6, 2021

3.7**	Articles of Amendment, dated October 6, 2021

3.8**	Articles of Amendment and Restatement (to be effective upon IPO)

3.9**	Amended and Restated Bylaws (currently in effect)

3.10**	Amended and Restated Bylaws (to be effective upon IPO)

4.1**	Specimen Common Stock Certificate of Claros Mortgage Trust, Inc.

Exhibit Number	Exhibit Description

5.1	Opinion of Venable LLP (including consent of such firm)

8.1**	Tax Opinion of Latham & Watkins LLP (including consent of such firm)

10.1**	Amended and Restated Management Agreement of Claros Mortgage Trust, Inc. between Claros Mortgage Trust, Inc. and Claros REIT Management LP, dated July 8, 2016

10.2	Amendment No. 1 to Amended and Restated Management Agreement of Claros Mortgage Trust, Inc. between Claros Mortgage Trust, Inc. and Claros REIT Management LP

10.3**†	Claros Mortgage Trust, Inc. 2016 Incentive Award Plan

10.4**†	Form of Performance-Based Restricted Stock Unit Award Agreement

10.5**†	Form of Time-Based Restricted Stock Unit Award Agreement

10.6**†	Claros Mortgage Trust, Inc. Non-Employee Director Compensation Program

10.7	Form of Indemnification Agreement with directors and certain officers

10.8**	Registration Rights Agreement between Claros Mortgage Trust, Inc. and Claros REIT Holdings LP, dated July 8, 2016

10.9**	Amended and Restated Registration Rights Agreement between Claros Mortgage Trust, Inc. and CMTG Investor, L.P., dated July 8, 2016

10.10**	Registration Rights Agreement between Claros Mortgage Trust, Inc. and Fuyou Investment Management Limited, dated July 8, 2016

10.11**	Registration Rights Agreement between Claros Mortgage Trust, Inc. and Delta Master Trust, dated January 17, 2017

10.12**	Registration Rights Agreement between Claros Mortgage Trust, Inc. and Beaverhead Capital, LLC, dated May 15, 2018

10.13**	Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of January 26, 2017

10.14**	First Amendment to Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of June 26, 2018

10.15**	Second Amendment to Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of March 13, 2019

10.16**	Third Amendment to Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of November 1, 2019

10.17**	Fourth Amendment to Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of February 3, 2020

10.18**	Fifth Amendment to Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of February 21, 2020

10.19**	Sixth Amendment to Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of March 17, 2020

10.20**	Seventh Amendment to Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of April 10, 2020

10.21**	Eighth Amendment to Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of January 29, 2021

10.22**	Ninth Amendment to Master Repurchase and Securities Contract Agreement, by and between Morgan Stanley Bank, N.A. and CMTG MS Finance LLC, dated as of September 9, 2021

10.23**	Guaranty made by Claros Mortgage Trust, Inc. in favor of Morgan Stanley Bank, N. A., dated as of January 26, 2017

Exhibit Number	Exhibit Description

10.24**	Master Repurchase and Securities Contract Agreement by and between CMTG GS Finance LLC and Goldman Sachs Bank USA, dated as of May 31, 2017

10.25**	First Amendment to Master Repurchase and Securities Contract Agreement by and between Goldman Sachs Bank USA and CMTG GS Finance LLC, dated as of May 29, 2018

10.26**	Second Amendment to Master Repurchase and Securities Contract Agreement by and between Goldman Sachs Bank USA and CMTG GS Finance LLC, dated as of August 31, 2018

10.27**	Third Amendment to Master Repurchase and Securities Contract Agreement and First Amendment to Guarantee Agreement by and among Goldman Sachs Bank USA, CMTG GS Finance LLC and Claros Mortgage Trust, Inc., dated as of March 12, 2019

10.28**	Fourth Amendment to Master Repurchase and Securities Contract Agreement by and between Goldman Sachs Bank USA and CMTG GS Finance LLC, dated as of May 1, 2019

10.29**	Fifth Amendment to Master Repurchase and Securities Contract Agreement by and between Goldman Sachs Bank USA and CMTG GS Finance LLC, dated as of October 30, 2019

10.30**	Sixth Amendment to Master Repurchase and Securities Contract Agreement by and between Goldman Sachs Bank USA and CMTG GS Finance LLC, dated as of April 15, 2020

10.31**	Forbearance Agreement and Seventh Amendment to Master Repurchase and Securities Contract Agreement, by and among CMTG GS Finance LLC, Claros Mortgage Trust, Inc. and Goldman Sachs Bank USA, dated as of June 11, 2020

10.32**	Eighth Amendment to Master Repurchase and Securities Contract Agreement, by and among CMTG GS Finance LLC, Claros Mortgage Trust, Inc. and Goldman Sachs Bank USA, dated as of May 27, 2021

10.33**	Ninth Amendment to Master Repurchase and Securities Contract Agreement and Second Amendment to Fee Letter, by and among CMTG GS Finance LLC, Claros Mortgage Trust, Inc. and Goldman Sachs Bank USA, dated as of September 2, 2021

10.34**	Guarantee Agreement made by Claros Mortgage Trust, Inc. in favor of Goldman Sachs Banks USA, dated as of May 31, 2017

10.35**	Master Repurchase Agreement by and between Barclays Bank PLC and CMTG BB Finance LLC, dated as of December 21, 2018

10.36**	First Amendment to Master Repurchase Agreement by and between Barclays Bank PLC and CMTG BB Finance LLC, dated as of October 31, 2019

10.37**	Omnibus Amendment by and between CMTG BB Finance LLC and Barclays Bank PLC, dated as of February 27, 2020

10.38**	Second Amendment to Master Repurchase Agreement by and between Barclays Bank PLC and CMTG BB Finance LLC, dated as of August 19, 2021

10.39**	Guaranty made by Claros Mortgage Trust, Inc. in favor of Barclays Bank PLC, dated as of December 21, 2018

10.40**	Master Repurchase Agreement and Securities Contract by and between CMTG SG Finance LLC and Société Générale, New York Branch, dated as of April 30, 2018

10.41**	Guaranty made by Claros Mortgage Trust, Inc. in favor of Société Générale, New York Branch, dated as of April 30, 2018

10.42**	Amended and Restated Uncommitted Master Repurchase Agreement between CMTG JP Finance LLC and JPMorgan Chase Bank, National Association, dated as of May 27, 2021

10.43**	Guarantee Agreement made by Claros Mortgage Trust, Inc. in favor of JPMorgan Chase Bank, National Association, dated as of June 29, 2018

Exhibit Number	Exhibit Description

10.44**	Master Repurchase Agreement between CMTG DB Finance LLC and Deutsche Bank AG, Cayman Islands Branch, dated as of June 26, 2019

10.45**	Extension Letter to Master Repurchase Agreement between CMTG DB Finance LLC and Deutsche Bank AG, Cayman Islands Branch, dated as of May 7, 2020

10.46**	First Amendment to Master Repurchase Agreement between CMTG DB Finance LLC and Deutsche Bank AG, Cayman Islands Branch, dated as of September 3, 2021

10.47**	Omnibus Assignment, Assumption and Recognition Agreement, among Deutsche Bank AG, Cayman Islands Branch, Deutsche Bank AG, New York Branch, CMTG DB Finance LLC, CMTG DB Finance – Series I, CMTG DB Finance – Series II, Claros Mortgage Trust, Inc. and CMTG DB Finance Holdco LLC, dated as of September 3, 2021

10.48**	Guaranty made by Claros Mortgage Trust, Inc. in favor of Deutsche Bank AG, Cayman Islands Branch, dated as of June 26, 2019

10.49**	Term Loan Credit Agreement between Claros Mortgage Trust, Inc. and JPMorgan Chase Bank, N.A., dated as of August 9, 2019

10.50**	Loan Guaranty by and among the subsidiary guarantors named therein and JPMorgan Chase Bank, N.A., dated as of August 9, 2019

10.51**	Amendment No. 1 to Term Loan Credit Agreement by and among Claros Mortgage Trust, Inc., the subsidiary guarantors named therein, the lenders party thereto and JPMorgan Chase Bank, N.A., dated as of December 1, 2020

10.52**	Pledge and Security Agreement by and among Claros Mortgage Trust, Inc., the subsidiary guarantors named therein and JPMorgan Chase Bank, N.A., dated as of August 9, 2019

10.53**	Master Repurchase Agreement between CMTG WF Finance LLC and Wells Fargo Bank, National Association, dated as of September 29, 2021

10.54**	Guarantee Agreement made by Claros Mortgage Trust, Inc. in favor of Wells Fargo Bank, National Association, dated as of September 29, 2021

21.1**	Subsidiaries of Claros Mortgage Trust, Inc.

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2**	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

23.3**	Consent of PricewaterhouseCoopers LLP

23.4**	Consent of Derrick D. Cephas to be named as a director.

23.5**	Consent of Mary Haggerty to be named as a director.

23.6**	Consent of Pamela Liebman to be named as a director.

23.7**	Consent of Vincent Tese to be named as a director.

23.8**	Consent of W. Edward Walter to be named as a director.

24.1**	Power of Attorney (included on the signature page to the registration statement)

**	Previously filed
†	Indicates a management contract or compensatory plan or arrangement

Item 37. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 28, 2021.

Claros Mortgage Trust, Inc.

By:	/s/ Richard J. Mack

Name:	Richard J. Mack
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Richard J. Mack Richard J. Mack	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 28, 2021

* J. Michael McGillis	President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 28, 2021

* Steven L. Richman	Director	October 28, 2021

* Andrew Silberstein	Director	October 28, 2021

* David Haltiner	Director	October 28, 2021

* By:	/s/ Richard J. Mack
Richard J. Mack
Attorney-in Fact